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                                                                EXHIBIT 10.17(b)


                                  MANPOWER INC.
                            5301 NORTH IRONWOOD ROAD
                           MILWAUKEE, WISCONSIN 53217





                                February 23, 1998



Mr. Terry A. Hueneke:

         Manpower Inc. (together with its subsidiaries referred to below as the "Company") desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Company. Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Company, we have agreed with you as follows:

                  1. Upon termination of your employment with the Company for any reason:

                     (a) The Company will pay you your base compensation
            through the date of termination.

                     (b) Not later than ten business days after the date of
            termination, the Company will pay you a portion of the incentive bonus you would have received for the year in which termination occurs under the agreement between you and Manpower Inc. dated February 18, 1997 (as subsequently amended or modified), such portion to equal the estimate of the bonus you would have received had your employment not terminated , determined as provided below, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during the year and denominator of which is 365. The estimate of the bonus you would have received will be determined based on the financial

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Mr. Terry A. Hueneke
February 23, 1998
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                  results of the Company through the date of termination but adjusting your bonus targets to account for the less than full year measurement period.

                           (c) The Company will provide you with all other
                  benefits of employment to which you were entitled through the date of termination.

                  2. Upon termination of your employment with the Company for any reason other than Cause (as defined below):

                           (a) Not later than ten business days after the date
                  of termination, the Company will make a lump sum severance payment to you equal to the sum of your monthly base compensation as of the date of termination multiplied by 24 and an amount equal to the greater of (i) the highest bonus paid to you by the Company during the five years before the date of termination and (ii) the amount of the estimate of the bonus you would have received had your employment not terminated determined under paragraph 1(b), above.

                           (b) For 18 months after the date of termination, the
                  Company will arrange to provide you and your eligible dependents, at the Company's expense, with benefits under the medical, dental, life, and disability plans of the Company, or benefits substantially equivalent to such benefits; provided, however, that benefits otherwise receivable by you pursuant to this subparagraph (b) will be reduced to the extent other comparable benefits are actually received by you during the 18 months following the date of termination, and any such benefits actually received by you will be reported to the Company.
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Mr. Terry A. Hueneke
February 23, 1998
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                           (c) For 12 months after the date of termination, the
                  Company will pay all expenses associated with maintaining an office and obtaining secretarial and administrative assistance for you substantially equivalent to that provided to you on the date of termination.

                           (d) At your written request, the Company will cause
                  title to the automobile which is provided for your use at the time of termination of employment to be transferred to you upon payment by you to the Company of an amount equal to the cost to the Company upon exercise of its option to purchase such automobile; provided, however, that you will pay all out-of-pocket expenses which may be incurred as a result of such transfer.

                  3. You will have a minimum of three months following termination of your employment with the Company (other than termination for Cause) to exercise any stock options held by you at that time, notwithstanding the terms of any plan under which such options are granted.

                  4. For purposes of this letter, termination of employment for "Cause" will mean termination by the Company upon (i) the willful and continued failure by you to substantially perform your duties with the Company after a demand for substantial performance is delivered to you that specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within fourteen days after receiving such demand, (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, (iii) any dishonest or fraudulent conduct which results or is intended to result in gain to you or your personal enrichment at the expense of the Company, or (iv) your
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Mr. Terry A. Hueneke
February 23, 1998
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         conviction of felony or misdemeanor, as evidenced by a binding and final judgment, order or decree of a court of competent jurisdiction in effect after exhaustion or lapse of all right of appeal, which impairs your ability substantially to perform your duties with the Company. For purposes of this provision, no act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

                  5. You will not be required to mitigate the amount of any payment or benefit provided for in this letter by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this letter, unless otherwise stated, be reduced by any compensation earned by you or benefits provided to you through employment by another employer after the date of termination.

                  6. If any payment to be made under the terms of this letter is not made when due, in addition to such principal sum, the Company will pay you interest on such delinquent payment computed at the prime rate as announced from time to time by Firstar Bank of Milwaukee, or its successor, compounded monthly.

                  7. The Company will pay to you all legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this letter, whether by legal, arbitration, or some other proceeding, to the extent you are ultimately successful on the merits.

                  8. In the event any portion of the payments to you or benefits provided you under this letter would be subject to the tax imposed by
         Section 4999 of the Internal Revenue Code of 1986, as amended from time to time, the amount of such payments or


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Mr. Terry A. Hueneke
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         benefits will be reduced to the extent necessary (and only to the extent necessary) to preclude the application of such tax.

                  9. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Company or to retain any title, position or duties with the Company or affect the right of the Company to terminate your employment at any time for any reason.

                  10. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing.

                  11. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold.

                  12. The Company's obligation to make the payments provided for in this letter and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right, or action which the Company may have against you or others.

                  13. The validity, interpretation, construction and performance of this letter agreement will be governed by and construed in accordance with the laws of the State of Wisconsin without regard to choice of law principles.

                  14. This letter agreement supersedes the letter agreement between you and Manpower International Inc. dated December 8, 1992, and accepted by you March 8, 1993, which agreement is terminated.

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Mr. Terry A. Hueneke
February 23, 1998
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         To confirm your agreement with the terms of this letter, kindly execute a copy in the place provided below and return it to us.

                                   Sincerely,

                                   MANPOWER INC.



                                   By:  /s/  Mitchell S. Fromstein
                                        --------------------------
                                        Mitchell S. Fromstein,
                                        President and Chief Executive Officer

I hereby confirm my agreement with
the terms of this letter.



/s/  Terry A. Hueneke
---------------------
Terry A. Hueneke